POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. C. Geoffrey Hampson as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date
/s/ C. Geoffrey Hampson
C. Geoffrey Hampson	Chief Executive Officer and Director	November 28, 2007

/s/ Jonathan Ehrlich
Jonathan Ehrlich	President and Chief Operating Officer	November 28, 2007

/s/ Cameron J. Pan
Cameron J. Pan	Chief Financial Officer and Secretary	November 28, 2007

/s/ Mark Benham
Mark Benham	Director	November 28, 2007